Exhibit 5

December 27, 2010

Motorola Mobility Holdings, Inc.

600 North US Highway 45

Libertyville, IL 60048

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Motorola Mobility Holdings, Inc., a Delaware corporation (“Motorola Mobility” or “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 68,000,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), authorized to be issued from time to time by Motorola Mobility under the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (“Legacy Plan”) and the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (“Incentive Compensation Plan” and together with the Legacy Plan, the “Plans”). This opinion relates to the shares of Common Stock covered by the Registration Statement (the “Subject Shares”).

I am Corporate Vice President and Secretary of Motorola Mobility and as such have acted as counsel to Motorola Mobility in connection with preparation of the Registration Statement and the Plans. As such counsel, it is my opinion that those Subject Shares when issued under the Plans, will be validly issued, fully paid and nonassessable. In arriving at the foregoing opinion, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of Motorola Mobility and of public officials, and other instruments as I have deemed necessary or appropriate for the purposes of the opinion set forth above.

I consent to the use of this opinion as an exhibit to this Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Carol H. Forsyte

Carol H. Forsyte
Corporate Vice President and Secretary